Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-164606 of Mead Johnson Nutrition Company on Form S-8 of our report dated May 30, 2017 appearing in this Annual Report on Form 11-K of the Mead Johnson Nutrition (Puerto Rico) Inc. Retirement Savings Plan as of December 31, 2016 and 2015 and for the year ended December 31, 2016.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

May 30, 2017